Exhibit 10.4


                        [GRAPHIC OF COMPANY LOGO OMITTED]


                         Executive Level Incentive Plan
                                       for
                               Calendar Year 2004



I.   Purpose

     The purpose of this plan is to provide sufficient financial incentives to ENGlobal's corporate level officers to provide bonuses commensurate with the industry's peer group if the company is successful in raising earnings per share. This incentive will be provided to the Chief Executive Officer, President, and Chief Financial Officer positions. It is anticipated that the current incentive plan for managers at the operating level will be maintained until reviewed by the corporate officers. However, the officer positions listed for the above will no longer participate in that incentive plan. Thus, this plan will be the only plan other than stock options through which the above three positions will be incentivized.

II.  Plan Description

     Bonus #1
     --------

     1. The plan will be evaluated on a quarterly basis utilizing the historical earnings by quarter for calendar year 2004 versus those for 2003.
     2. Bonuses will be paid only to the extent that the earnings per share for calendar year 2004 exceed the comparable quarter for 2003 by at least 10%.
     3. A fixed bonus pool of $50,000 maximum will be established for earnings per share increases greater than 10% but less than 20% over the prior year (by quarter). After the maximum 10% earnings increase, each 1% increase over the prior year will incur a bonus pool addition of $5,000 annually, which will then be adjusted on a quarterly basis. For example, if the earnings per share for the first quarter is 15% over last year, the bonus pool for that quarter will be five (5) times $5,000 divided by four (4), which equals $6,250.
     4. For each succeeding quarter, the bonuses will be calculated on a year-to-date basis. For example, after the first two quarters, the earnings will be compared for the same six-month period in the prior year. If those six-month earnings per share numbers are 20% above last year, then the bonus pool will equal $25,000 or half of the maximum that would be achieved if these earnings continue for the full 12-month period.

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     5.   The amount of the above bonus will be included in "costs" in the company's financial statement in order to calculate the actual earnings per share increase over the prior year. Thus, a 20% gain would be after the cost of bonuses is included.

     Bonus #2
     --------

     1. Once the minimum 20% growth rate in earnings per share is achieved, then the secondary bonus pool starts. This secondary bonus pool shall be calculated by taking 20% of pretax profits, which are over and above the pretax profits necessary to make the first bonus. 2. If the bonus pool exceeds $300,000 during any one calendar year, the company may elect to pay up to 50% of the excess in stock, warrants, or options, subject to Board approval.

III. Bonus Pool Distribution

     Based upon survey information, the bonus distribution by position should be within the following ranges:

     Chief Executive Officer  -  35-50
     President -  25-40
     Chief Financial Officer -  20-35

     The actual number picked within the above ranges will be set by the Chief Executive Officer based upon how well each individual performs in accomplishing the company's strategic goals and objectives for 2004.